Exhibit 99.1

Viragen Completes $5.5 Million Debt Financing

PLANTATION, FLORIDA – July 1, 2003 — Viragen, Inc. (AMEX: “VRA”) today announced that it has completed the sale of $5.55 million in secured convertible debentures to an investment group that includes current institutional stockholders. The Company intends to use the proceeds to progress with its business plan to commercialize its portfolio of healthcare technologies including Multiferon™, Avian Transgenic Production Technology and Oncology Projects.

After original issue discount, commissions and expenses, the Company received approximately $4.55 million in net proceeds. The debentures, issued under an original issue discount, bear interest at the rate of 10% per annum and have a maturity date of September 1, 2005. The debentures are convertible into shares of Viragen common stock at the option of the Company at a fixed price of $0.32 per share if the market price exceeds $0.42 per share. The debentures may be converted at any time, in whole or in part, at the option of the investors at $0.32 per share. The conversion price, which represents a 125% premium to the volume weighted average price of Viragen’s common stock over a ten day period prior to the closing, is not subject to any price resets. The complete terms of the financing will be detailed in a registration statement to be filed with the Securities and Exchange Commission.

Viragen’s Chairman, Mr. Carl Singer, stated, “This debt funding enables Viragen to continue to move forward with its commercial and scientific initiatives which are aimed at building stockholder value. We have significantly cut our cash burn rate in order to direct monies raised to priority activities and our goal remains to further strengthen the Company’s financial position as we strive to attract additional key funding and partnering opportunities. With adequate financing in place, we expect to report important milestone achievements which validate the exciting market potential of our innovative healthcare products.”

“The quality of Viragen’s team, its products and its world-class collaborative partners have compelled our group to remain committed to ensuring that the company is appropriately capitalized,” stated investor spokesperson, Mr. Andrew Reckles, General Partner of Palisades Master Fund LP. “We are impressed by Viragen’s immediate ability to offer Multiferon™ as a rescue therapy for the many patients that have failed previous interferon treatments for diseases such as hepatitis C and cancer. Looking forward, Viragen’s Avian Transgenic Technology and anti-cancer targets represent significant market opportunities. Our confidence in Viragen’s future is confirmed by our continued investment.”

About Viragen, Inc.

Viragen is a biotechnology company specializing in the research, development and commercialization of natural and recombinant protein-based drugs designed to treat a broad range of viral and malignant diseases. These protein-based drugs include natural human alpha interferon, monoclonal antibodies, peptide drugs and therapeutic vaccines. Viragen’s strategy also includes the development of Avian Transgenic Technology for the large-scale, cost-effective manufacturing of its portfolio of protein-based drugs, as well as offering Contract Manufacturing for the biopharmaceutical industry.

Viragen is publicly traded on the American Stock Exchange (VRA). Viragen’s majority owned subsidiary, Viragen International, Inc., is publicly traded on the Over-The-Counter Bulletin Board (VGNI). Viragen’s key partners and licensors include: Roslin Institute, Memorial Sloan-Kettering Cancer Center, National Institutes of Health, Cancer Research UK, University of Nottingham (U.K.), University of Miami, America’s Blood Centers and the German Red Cross.

     For more information, please visit our Web site at: www.Viragen.com

Viragen, Inc. Corporate Contact:
Douglas Calder, Director of Communications
Phone: (954) 233-8746; Fax: (954) 233-1414
E-mail: dcalder@viragen.com

The foregoing press release contains forward-looking statements that can be identified by such terminology such as “expects”, “potential”, “suggests”, “may”, “will”, or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. In particular, management’s expectations regarding future research, development and/or commercial results could be affected by, among other things, uncertainties relating to clinical trials and product development; availability of future financing; unexpected regulatory delays or government regulation generally; the Company’s ability to obtain or maintain patent and other proprietary intellectual property protection; and competition in general. Forward-looking statements speak only as to the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

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